Exhibit 10.8

EXCLUSIVE LICENSE AGREEMENT

Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

This license agreement ("Agreement") is made effective this 1st day of December, 2011 ("Effective Date"), by and between the Medical Research, Infrastructure, Health Services Fund of the Tel-Aviv Souraski Medical Center, a not for profit corporation (Amuta) duly incorporated under the laws of the State of Israel with offices at 6 Weizmann Street. Tel Aviv 64239, Israel (the "Fund"), of the one hand, and ChemomAb Ltd., a corporation dully incorporated under the laws of the State of Israel having its registered office at 5 Azrieli Center Tel Aviv, c/o Horn &Co, Law Offices ("Licensee"), of the other hand.

Whereas:

A.         Certain inventions, generally characterized as [***], including a patent application covering the foregoing and related know how and products that have been developed by the Researchers (collectively "Invention"), solely in the course of research at the Tel Aviv Medical Center ("TASMC"), by Prof. Jacob George and Prof. Gad Keren ("Researchers") and others and are claimed in Patent Rights as defined below.

B.         Licensee recognizes that the Researchers are/were employees of the FUND and assigned their rights in and to the Invention to the FUND.

C.         The Licensee wishes to obtain certain rights from the FUND for the commercial development of the Invention, in accordance with the terms and conditions set forth herein and the FUND is willing to grant those rights so that the Invention may be developed and the benefits enjoyed by the general public.

D.         Both parties recognize and agree that Earned Royalties are due under this Agreement with respect to products, services and methods and that such royalties will be paid with respect to both pending patent applications and issued patents, in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1 "Affiliate" of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee or is under common Control with the Licensee. "Control" means (i) having the actual, present capacity to elect at least fifty percent (50%) of the directors of such affiliate; (ii) having the power to direct at least fifty percent (50%) of the voting rights entitled to elect directors; or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control, directly or indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law.

1.2"Attributed Income" means the total gross proceeds including, without limitation, any license fees, maintenance fees, or milestone payments), whether consisting of cash or any other forms of consideration and whether any rights other than Patent Rights are granted, which gross proceeds are received by or payable to the Licensee and/or any Affiliate from any Sublicensee in consideration of the grant of a sublicense or in connection with any agreement, arrangement or other relationship described in Paragraph 3 other than Sublicensee Royalty or any Royalty received from an Affiliate and any amount in connection with an IPO or a Change of Control Transaction (whether occurring prior to or after the receipt of an FDA approval). The foregoing shall exclude: any amounts received in good faith and at the market price by Licensee and/or any Affiliate from any Sublicensee as reimbursement of patent expenses and/or for the performance of new specific research and development work undertaken by any of the foregoing at the request of the Sublicensee. For the avoidance of doubt, any gross proceeds meeting the definition set forth above in this Article 1.2 shall be “Attributed Income” irrespective of whether such gross proceeds are received under one or more separate agreements and irrespective of how such gross proceeds are referred to or characterized by the Licensee or the Sublicensee.

1.3 "Earned Royalty" means Sublicensee Royalty (as defined in Paragraph 6.1) and Royalty (as defined in Paragraph 7.1)

1.4 "Know How" means all inventions, developments and discoveries (whether patentable or not), designs, trade secrets, proprietary information, know how, technology, technical data, research records, specifications and drawings, processes, information, materials and all documentation and files embodying or evidencing any of the foregoing existing as of the date hereof as a result of the research conducted at TASMC under the supervision of the Researchers in connection with the Inventions.

1.5 "Licensed Method" means any process, art or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country.

1.6 "Licensed Product(s)" means any Product, including, without limitation, a Product for use or used in practicing a Licensed Method and any Product made by practicing a Licensed Method, the manufacture, use, Sale, offer for Sale or import of which, but for the license granted in this Agreement, would infringe, or contribute to, or induce the infringement of, any Patent Rights in any country were they issued at the time of the infringing activity in that country including but not limited to the construction of pro-drugs, and modified compounds based on the Patent Rights that work essentially in a physiologically analogous manner to a Licensed Product.

1.7 "Licensed Service" means any service provided for consideration (whether in cash or any other form), when such service (i) involves the use of a Licensed Product; or (ii) involves the practice of a Licensed Method.

1.8 "Net Invoice Price" means the gross invoice price charged and the value of any other consideration owed to the Licensee and/or any Sublicensee for a Licensed Product or Licensed Service.

In any event the following items shall be reduced, but only to the extent that they actually pertain to the disposition of such Licensed Product or Licensed Service, are included in the gross invoice price charged or other consideration owed, and are identified separately on a bill or invoice:

1.8.1 [***];

1.8.2 [***];

1.8.3[***].

1.8.4 [***];

1.8.5 [***]; and

1.8.6 [***].

1.9 "Net Sale" means except in the instances described in Paragraphs 1.9.1, 1.9.2, and 1.9.3 of this Paragraph, the Net Invoice Price:

1.9.1 for any Relationship-Influenced Sale of a Licensed Product or Licensed Service, Net Sales shall be based on the Net Invoice Price at which the Relationship-Influenced Sale Purchaser re-Sells such Licensed Product or Licensed Service

1.9.2 in those instances where Licensed Product or Licensed Service is not Sold, but is otherwise exploited, the Net Sales for such Licensed Product or Licensed Service shall be the Net Invoice Price of products or services of the same or similar kind and quality, Sold in similar quantities, currently being offered for Sale by the Licensee and/or any Sublicensee.

1.9.3 for transfers or dispositions of Licensed Product or Licensed Service for no consideration or for consideration at or below the manufacturing cost thereof in commercially reasonable quantities for charitable (i.e., for use in an investigator initiated study by a not-for profit entity or for compassionate use purposes) or promotional purposes or for pre-clinical, clinical, manufacturing scale-up, regulatory, governmental (i.e., required by a governmental authority to be supplied to a governmental authority for use by such governmental authority) or for further research and development (i.e., quality assurance, quality control, compound assays, or similar activities, whether conducted pre-and/or post-approval) purposes shall not be included in the calculation of Net Invoice Price or Net Sales.

1.10 "New Developments" means inventions, or claims to inventions, which constitute advancements, developments or improvements, whether or not patentable and whether or not the subject of any patent application, whether or not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application and whether or not the subject of any patent or patent application, respectively created or filed subsequent to the Effective Date, by Licensee or researchers of the Licensee, all within the field of the Invention.

1.11 "Patent Prosecution Costs" is defined in Paragraph 19.4.

1.12

"Patent Rights" means the Valid Claims of, to the extent assigned to or otherwise obtained by the FUND, the patents and patent applications specified in Appendix B.

Patent Rights shall further include the Valid Claims of, to the extent assigned to or otherwise obtained by the FUND, the corresponding foreign patents and patent applications (requested under Paragraphs 19.5 and 19.6 herein) and any reissues, extensions, substitutions, continuations, divisions, continuation-in-part applications.

1.13 "Product" means any kit, article of manufacture, composition of matter, material, compound, component or product.

1.14 "Related Party" means a corporation, firm or other entity with which, or individual with whom, the Licensee or any Sublicensee (or any of its respective stockholders, subsidiaries or Affiliates) have any agreement, understanding or arrangement (for example, but not by way of limitation, an option to purchase stock or other equity interest, or an arrangement involving a division of revenue, profits, discounts, rebates or allowances) unrelated to the Sale or exploitation of the Licensed Products or Licensed Services (the “Other Agreement”): (i) if without the Other Agreement, the amounts, if any, charged by the Licensee or Sublicensee to such entity or individual for the Licensed Product or Licensed Service, would have been higher than the Net Invoice Price actually received, or (ii) if the Other Agreement results in the Licensee, or Sublicensee extending to the counter party prices for such Licensed Product or Licensed Service that are lower than those charged to others buying similar products or services in similar quantities and are not parties to similar agreement, understanding or arrangement.

1.15 "Relationship-Influenced Sale" means a Sale of a Licensed Product or Licensed Service, or any exploitation of the Licensed Product or Licensed Method, between the Licensee and/or any Sublicensee and/or (i) an Affiliate; (ii) a Related Party or (iii) the Licensee or a Sublicensee

1.16 "Sale" means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration. Correspondingly, "Sell" means to make or cause to be made a Sale and "Sold" means to have made or caused to be made a Sale.

1.17 "Sublicensee" means any person or entity (including any Affiliate) to which any of the license rights granted to the Licensee hereunder are sublicensed.

1.18 "Sublicense Fee" is defined in Paragraph 6.1.

1.19"Valid Claim" means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iv) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

2. GRANT

2.1 License. Subject to the limitations and other terms and conditions set forth in this Agreement and subject to the Licensee fulfilling its undertakings and obligations herein, the FUND grants to the Licensee a license in and to Patent Rights and the Know How to research, develop, make, use, market, Sell, offer for Sale and import Licensed Products and Licensed Services and to practice Licensed Methods, in all other countries where the FUND may lawfully grant such licenses, and for all applications and form of use, provided however that the that same terms and conditions as set forth herein apply for each and every application.

2.2 Exclusive. Except as otherwise provided for in this Agreement, the license granted in Paragraph 2.1 is exclusive.

2.3 Reserved Rights. The FUND and TASMC reserve and retain the right (and the rights granted to the Licensee in this Agreement shall be limited accordingly) to make, use and practice the Invention and any technology relating to the Invention (and to grant any of the foregoing rights to other educational and non-profit institutions) for its own internal non commercial educational and research purposes only, including without limitation, research sponsored by commercial entities (subject to the foregoing limitations) and including publication and other communication of any research results (subject to the preservation of the confidential nature of the Inventions and accordingly any disclosure which may prejudice such confidential nature will require prior consent of Licensee). Nothing contained herein shall be deemed to provide the FUND and TASMC the right to grant to any commercial entity rights to the Patent Rights or the Know How for as long is this Agreement is in effect. For the avoidance of doubt, to the extent the Invention and any technology relating to the Invention are not the subject of the exclusive license granted to the Licensee hereunder, the FUND and TASMC shall be free to make, use, Sell, offer to Sell, import, practice and otherwise commercialize and exploit (including to transfer, license to, or have exercised by, third parties) for any purpose whatsoever and in its sole discretion, such Invention, technology and any Products or processes that are the subject of any of the foregoing.

2.4 Technology Transfer and Further Assistance

Immediately following the Effective Date, at a time requested by Licensee and reasonably acceptable to the FUND, the FUND will transfer to Licensee the information and materials specified in Exhibit 2.4A hereto and any other Know How identified at the Effective Date as being needed or reasonably useful for Licensee to exploit the license granted hereunder. The FUND will use its best efforts to provide the materials in an orderly manner and not contaminated.

In addition, in the event that at any time following the Effective Date and prior to the closing of the Funding (as defined below), Licensee requires the assistance of the FUND in connection with the activities specified in Exhibit 2.4B, the FUND will use its best efforts to provide Licensee with the relevant resources (administration, research services, materials and access to laboratories) on a timely and professional manner. Payment to the FUND for consumables and researchers time according to out of pocket costs borne by the FUND and otherwise in accordance with its standard rate upon and subject to the closing of the Funding.

3. SUBLICENSES

3.1 Licensee’s Right to Grant Sublicenses. The FUND also grants to the Licensee the right to sublicense to third parties (including to Affiliates) the rights granted to the Licensee hereunder, with the right to further sublicense as provided below, as long as the Licensee has current exclusive rights thereto under this Agreement. Each Sublicensee must be subject to a written sublicense agreement. All sublicenses will include all of the rights of, and will require the performance of all the obligations due to, the FUND (and, if applicable, the Israeli Government and other sponsors), other than those rights and obligations specified in Paragraphs 19.4 and 19.7 (reimbursement of Patent Prosecution Costs). A Sublicensee shall be entitled to further sublicense the rights granted to it by Licensee provided that (i) the additional Sublicensee assumes the rights and obligations of the original Sublicensee; and (ii) the prior approval of the Fund is received provided that the approval shall not be unreasonably withheld. The Licensee shall notify the FUND of the foregoing and the Fund shall provide its response within 20 days following receipt of the request. If response is not received within the foregoing 20 days then the request shall be deemed approved. Any disapproval shall be provided together with the reasons for the disapproval and the disapproval shall not be deemed to be made on reasonable grounds (unless specifically otherwise demonstrated by the Fund) if the additional Sublicensee is a publicly traded company in a reputable public market. Also, for the avoidance of doubt, Affiliates shall have no licenses under this Agreement unless such Affiliates are granted a sublicense and shall be entitled to further sublicense any of the rights granted to it by the Licensee under terms similar to which the Licensee shall be entitled to sublicense such rights. For the purposes of this Agreement, the operations of all Sublicensees shall be deemed to be the operations of the Licensee, for which the Licensee shall be responsible.

3.2 Sublicense Agreements. The Licensee will notify the FUND of each sublicense granted hereunder and will provide the FUND with a complete copy of each sublicense and each amendment to such sublicense within thirty (30) days of issuance of such sublicense or such amendment. Any sublicense by a Sublicensee or an extract of its material terms will be provided to the FUND prior to its execution for review and exercise of rights as set forth in Section 3.1. The Licensee will collect from Sublicensees and pay to the FUND all fees, payments, royalties and the cash equivalent of any consideration due the FUND and shall remain responsible to such payment as indicated above. The Licensee will require Sublicensees to provide it with copies of all progress reports and royalty reports in accordance with the provisions herein and the Licensee will collect and deliver all such reports due the FUND from Sublicensees.

3.3 Termination. Upon any expiration or termination of this Agreement for any reason, all sublicenses shall automatically terminate, unless the FUND, at its sole discretion, agrees in writing to an assignment to the FUND of any sublicense. In the event of termination of this Agreement, the FUND to favorably consider acceptance of the assignment of any sublicense, provided that the FUND will not be bound by any grant of rights broader than or will not be required to perform any obligation other than those rights and obligations contained in this Agreement. Moreover, the FUND will have the sole right to modify each such assigned sublicense to include all of the rights of the FUND (and, if applicable, the Israeli Government and other sponsors) that are contained in this Agreement, including the payment of Earned Royalties directly to the FUND by the Sublicensee as if it were the Licensee at a rate that is no lower than the rate set forth in Article 7 (Earned Royalties) in accordance with Article 5 (Payment Terms).

4 UNUSED TECHNOLOGY

4.1 SUBLICENSING Unused Technology. If at any time following the tenth (10) year anniversary of the Effective Date, a third party desires to obtain a license under any of Patent Rights then the FUND shall have the right to give notice to Licensee of the third party's desire to obtain a license. Within sixty (60) days after receipt of such notice, Licensee shall give notice to the FUND whether such rights are not then being exercised and there is no plan to exercise such rights by Licensee, an Affiliate, and/or Sublicensee of Licensee in the course of developing, making, having made, using, selling, offering for sale or importing a Licensed Product and/or developing, using, selling or offering for sale a Licensed Method covered by Patent Rights (an “Unused Technology”).

4.2 Due Diligence. If Licensee gives notice to the FUND that it intends to use the Unused Technology, the parties will amend Paragraph 9.3, as applicable, to include a provision for the time frame to commence using the Unused Technology and specifying milestones therefore, and a failure by Licensee to use the Unused Technology within such time or to meet such milestones will be subject to the provisions of Paragraph 9.5 and Article 13.

4.3 Third Party Offer. In the event that Licensee elects not to develop Unused Technology, Licensee may notify the FUND, within thirty (30) days of receipt of notification from the FUND pursuant to Paragraph 4.1 above, of its intent to sublicense such Patent Rights for commercialization of Unused Technology. The FUND, upon receipt of such notification, shall refer such third party to Licensee so that such third party may request a sublicense allowing for the commercialization of the Unused Technology. Licensee agrees to negotiate in good faith the terms of a sublicense under reasonable terms with such third party. If Licensee does not grant a sublicense to such third party within one hundred and eighty (180) days (or any additional time period that may be agreed to in writing by the FUND), or refuses to grant such sublicense under reasonable terms, then Licensee shall promptly, or, in the event of such refusal, within thirty (30) days after such refusal, submit to the FUND a report specifying the license terms proposed by the third party.

5. PAYMENT TERMS

5.1 Definitions. Paragraphs 1.4, 1.6, 1.7 and 1.12 define Licensed Method, Licensed Product, Licensed Service and Patent Rights, so that Earned Royalties are payable on products and methods covered by both pending patent applications and issued patents. Earned Royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to the FUND when Licensed Products or Licensed Services are invoiced in a manner constituting a Net Sale as defined in Paragraph 1.9 and in accordance with Section 5.2 below. Sublicense Fees with respect to any Attributed Income shall accrue to the FUND within thirty (30) days of the date that such Attributed Income is received by the Licensee.

5.2 Quarterly Payment Schedule. The Licensee will pay to the FUND all Earned Royalties, Sublicensee Royalties and other consideration payable to the FUND (other than Sublicense Fees which is covered under Paragraph 5.1 above) quarterly on or before February 28 (for the calendar quarter ending December 31), May 31 (for the calendar quarter ending March 31), August 31 (for the calendar quarter ending June 30) and November 30 (for the calendar quarter ending September 30) of each calendar year. Each payment will be for Earned Royalties, Sublicensee Royalties and other consideration which has accrued within the Licensee's most recently completed calendar quarter.

5.3 Payments. All consideration due the FUND will be payable and will be made in United States dollars by check payable to the FUND or by wire transfer to an account designated by the FUND. The Licensee is responsible for all bank or other transfer charges. When Licensed Products or Licensed Services are Sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products or Licensed Services were Sold and then converted into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in the The Wall Street Journal during the last thirty (30) days of the applicable payment period.

5.4 Taxes. If applicable laws require that taxes be withheld from any amounts due to the FUND hereunder, Licensee shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, and (c) promptly deliver to the FUND a statement including the amount of tax withheld and justification therefor, and such other information as may be necessary for tax credit purposes.

5.5 Foreign Currency. Notwithstanding the provisions of Article 26 (Force Majeure) if at any time legal restrictions prevent the prompt remittance of Earned Royalties or other consideration owed to the FUND by the Licensee in USD, Licensee shall pay any amounts due to the FUND through whatever lawful methods the FUND reasonably designates; provided, however, that if the FUND fails to designate such payment method within thirty (30) days after the FUND is notified of the restriction, Licensee may deposit such payment in local currency to the credit of the FUND in a recognized banking institution selected by Licensee and identified by written notice to the FUND, and such deposit shall fulfill all obligations of Licensee to the FUND with respect to such payment.

5.6 Late Payment Charge. In the event that royalties, fees, reimbursements for Patent Prosecution Costs or other monies owed to the FUND are not received by The FUND when due, the Licensee will pay to the FUND interest at a rate of LIBOR + 2% per annum. Such interest will be calculated from the date payment was due until actually received by the FUND. Such accrual of interest will be in addition to and not in lieu of, enforcement of any other rights of the FUND due to such late payment. The LIBOR rate will be the average LIBOR rate quoted in the Financial Times during the last thirty (30) days prior to the date payment was actually received by the FUND.

6. PAYMENTS ON SUBLICENSES

6.1 Attributed Income. The Licensee will pay to the FUND a non-refundable and non-creditable sublicense fees ("Sublicense Fees") Ten percent (10%) of all Attributed Income.

6.2 Royalty on Sales by Sublicensee. (i) [***] ([***]%) of the Net Sales or Service Income by the Sublicensee; and (ii) [***] ([***]%) of the Net Sales or Service Income by the Sublicensee exceeding [***] (U.S. $[***]) per [***] ("Sublicensee Royalty").

7. EARNED ROYALTIES

7.1 Royalty on Sales By Licensee and Affiliates. The Licensee will also pay to the FUND an earned royalty of (i) [***] ([***]%) of the Net Sales or Service Income by the Licensee or any Affiliate; and (ii) [***] ([***]%) of the Net Sales or Service Income by the Licensee or any Affiliate exceeding [***] (U.S. $[***]) per [***] ("Royalty"). In the event in which any of the Licensed Products are sold as combined with "a new ingredient", the Parties shall meet for purposes of negotiating its implications on payments of royalties on sales and all other consideration due and payable to FUND.

8. MILESTONE PAYMENTS

8.1 Milestone Events and Amounts. With respect to each Licensed Product, the Licensee will pay to the FUND the following non-refundable, non-creditable amounts:

8.1.1 One hundred thousand dollars (U.S. $100,000) upon submission of a New Drug Application (“NDA”), Biological License Application (“BLA”) or equivalent for each Licensed Product to the United States Food and Drug Administration (“FDA”), one hundred thousand dollars (U.S. $100,000) upon submission of similar application for each Licensed Product to an equivalent foreign regulatory agency in Europe and one hundred thousand dollars (U.S. $100,000) upon submission of similar application for each Licensed Product to an equivalent foreign regulatory agency in Asia. Payment in the aggregate shall not be more than US$300,000 per each Licensed Product, provided however that for each jurisdiction, payment shall be made only once; and

8.1.2 Two hundred thousand dollars (U.S. $200,000) upon the grant of FDA or equivalent agency marketing approval in Europe and/or Asia for each Licensed Product. Payment in the aggregate shall not be more than US$600,000 per each Licensed Product, provided however that for each jurisdiction, payment shall be made only once.

8.2 Timing. The milestone payments of Paragraph 8.1 are due to the FUND within thirty (30) days after the occurrence of the applicable milestone event.

8.3 Exit Fee. In addition to the payments of Paragraph 8.1, within sixty (60) days after the first to occur of either:

(i)	closing of a public offering of the ordinary shares of Licensee pursuant to a registration statement filed with the Securities and Exchange Commission; or

(ii)	a Change of Control Transaction,

Licensee shall make to the FUND a cash payment equal to 1% of the proceeds raised by the Company in its initial public offering or 1% of the consideration received by the Company or its shareholders at the closing of a Change of Control Transaction (after deduction of any amount paid to the shareholders of the Company as liquidation preference on account of their investment in the Company, if any), but in any event not more than Three Million Dollars (U.S. $3,000,000). Upon the closing of an IPO, the FUND shall be entitled to waive its right to receive payment hereunder in connection therewith and payment shall be made after the first to occur of any subsequent Change of Control Transaction.

As used herein, a "Change of Control Transaction" means any consolidation, merger, reorganization or other transaction or series of transactions, in which greater than thirty five percent (35%) of the voting power or the capacity to elect at least thirty five percent (35%) of the directors of Licensee is transferred or issued to a third party taking place following receipt of FDA approval. Any similar transaction occurring prior to receipt of FDA approval shall not be deemed Change of Control for the purpose hereof.

9. DUE DILIGENCE

9.1 General. The Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture and Sale of Licensed Products and Licensed Services.

9.2 Regulatory Approvals. The Licensee will be responsible and use its best efforts to obtain all necessary governmental approvals in each country where Licensed Products and Licensed Services are manufactured, used, Sold, offered for Sale or imported.

9.3 Specific Achievements. The Licensee will:

9.3.1 file an Investigational New Drug Application (“IND”) or equivalent covering a Licensed Product with the FDA or equivalent foreign regulatory agency within [***] months after the Effective Date;

9.3.2 initiate Phase I clinical trials for a Licensed Product within [***] months after the Effective Date

9.3.3  market Licensed Product in the United States within [***] months of receiving approval of such Licensed Product from the FDA; and use reasonable commercial efforts to fill the market demand for Licensed Products and Licensed Services following commencement of marketing at any time during the exclusive period of this Agreement. Nothing contained herein shall be construed or interpreted as a basis for termination of this Agreement if FDA approval is not obtained and no assurances are made that such approval is obtained.

9.4  Defaults. If the Licensee is unable to perform any of the above provisions and is not at the time investing significant efforts in meeting the applicable provision, then the FUND has the right and option to either terminate this Agreement or reduce the exclusive license granted to the Licensee to a nonexclusive license in accordance with Paragraph 9.8 below. This right, if exercised by the FUND, supersedes the rights granted in Article 2 (Grant).

9.5 Equity Funding. In addition to the obligations set forth above in Paragraph 9.3, Licensee shall raise a minimum of [***] ($[***]) in first round funding, equity, and/or collaborative research funding within twelve (12) months after the Effective Date (the “Funding”).

9.6 Default-Financial. If the Licensee fails or is unable to comply with the funding and spending requirements set forth in Paragraph 9.5, then the FUND has the right and option to either terminate this Agreement or reduce the exclusive license granted to the Licensee to a nonexclusive license, subject to Paragraph 9.8. This right, if exercised by the FUND, supersedes the rights granted in Article 2 (Grant).

9.7 Default-Regulatory. The FUND recognizes that, taking into account the uncertainties of scientific research and development, the nascent state of the technology licensed under this Agreement, and the need for considerable further research and development of the technology before it will be possible to commercialize a Licensed Product, it may be necessary from time to time to amend the milestones of Paragraphs 9.3.1 through 9.3.3. Accordingly, the FUND hereby agrees to consider in good faith any reasonable proposals from Licensee to amend the milestones of Paragraphs 9.3.1 through 9.3.3 in light of Licensee's experience in implementing the development of the Licensed Products under this Agreement, and the FUND and Licensee agree to negotiate in good faith for a period of ninety (90) days as may be appropriate to carry out the purposes and intent of this Agreement if despite diligent effort by Licensee, by a date specified in Paragraphs 9.3.1 through 9.3.3, Licensee is unable to meet the specified milestone. If, however, notwithstanding good faith negotiation, the parties are unable to agree upon any modification to this Agreement, then the parties will be under no further obligation to negotiate, and the Agreement's terms shall govern.

9.8 Cure Period. To exercise either the right to terminate this Agreement or to reduce the exclusive license granted to the Licensee to a non-exclusive license for lack of diligence required in this Article 9 (Due Diligence), the FUND will give the Licensee written notice, specifying in reasonable detail the nature of the deficiency. The Licensee thereafter has sixty (60) days to cure such deficiency. If the FUND has not received written tangible evidence satisfactory to the FUND that the deficiency has been cured by the end of the sixty (60)-day period, then the FUND may, at its option, terminate this Agreement immediately without the obligation to provide sixty (60) days' notice as set forth in Article 13 (Termination by the FUND) or reduce the exclusive license granted to the Licensee to a non-exclusive license by giving written notice to the Licensee.

10. PROGRESS AND ROYALTY REPORTS

10.1 Annual Reports. Beginning on January 1, 2012, and annually thereafter, the Licensee will submit to the FUND a written progress report as described in Paragraph 10.2 below covering the Licensee's (and any Affiliates', or Sublicensee's) activities related to the development and testing of all Licensed Products and Licensed Services and related to the obtaining of the governmental approvals necessary for marketing and the activities required and undertaken in order to meet the diligence requirements set forth in Article 9 (Due Diligence). Progress reports are required for each Licensed Product and Licensed Service until the first Sale or other exploitation of that Licensed Product or Licensed Service occurs in the United States and shall be again be required if Sales of such Licensed Product or Licensed Service are suspended or discontinued.

10.2 Progress reports submitted under Paragraph 10.1 shall include such information so that the FUND will be able to determine whether or not the Licensee has met its diligence obligations set forth in Article 9 (Due Diligence) above:

10.2.1 summary of work completed as of the submission date of the progress report;

10.2.2 key scientific discoveries as of the submission date of the progress report;

10.2.3 summary of work in progress as of the submission date of the progress report;

10.2.4 current schedule of anticipated events and milestones, including those event and milestones specified in Article 9 (Due Diligence);

10.2.5 market plans for introduction of Licensed Products and Licensed Services including the anticipated and actual market introduction dates of each Licensed Product or Licensed Service; and

10.2.6 Sublicensees’ activities relating to the above items, if there are any Sublicensees.

10.3 Default. If the Licensee fails to submit a timely progress report to the FUND, then the FUND will be entitled to terminate this Agreement subject to Article 13. If either party terminates this Agreement before any Licensed Products or Licensed Services are Sold or before this Agreement's expiration, then a final progress report covering the period prior to termination must be submitted within thirty (30) days after termination or expiration.

10.4 First Sale Report. The Licensee will report to the FUND the date of first Sale or other exploitation of a Licensed Product or Licensed Service in each country in its first progress and royalty reports following such first Sale of a Licensed Product or Licensed Service.

10.5 Quarterly Reports. Beginning with the earlier of (i) the first Sale or other exploitation of a Licensed Product or Licensed Service or (ii) the first transaction that results in Sublicense Fees accruing to the FUND, the Licensee will make quarterly Royalty and Sublicensee Royalty reports to the FUND on or before each February 28 (for the quarter ending December 31), May 31 (for the quarter ending March 31), August 31 (for the quarter ending June 30) and November 30 (for the quarter ending September 30) of each year. Each Royalty and Sublicensee Royalty report will cover Licensee's most recently completed calendar quarter and will, at a minimum, show:

10.5.1 the gross invoice prices and Net Sales of Licensed Products or Licensed Services Sold or otherwise exploited (itemizing the applicable gross proceeds and any deductions therefrom), any Attributed Income (itemizing the applicable gross proceeds and any deductions therefrom) and any Service Income (itemizing the applicable gross proceeds and any deductions therefrom) due to the Licensee;

10.5.2 the quantity of each type of Licensed Product and/or Licensed Service Sold or otherwise exploited;

10.5.3 the country in which each Licensed Product and Licensed Service was made, used or Sold or otherwise exploited;

10.5.4 the Earned Royalties, in United States dollars, payable with respect to Net Sales and Service Income;

10.5.5 the Sublicense Fees, in United States dollars, payable with respect to Attributed Income;

10.5.6 the method used to calculate the Earned Royalty, specifying all deductions taken and the dollar amount of each such deduction;

10.5.7 the exchange rates used, if any;

10.5.8 the amount of the cash and the amount of the cash equivalent of any non-cash consideration including the method used to calculate the non-cash consideration; and

10.5.9 any other information reasonably necessary to confirm Licensee's calculation of its financial obligations hereunder.

10.6 No Sales Report. If no Sales of Licensed Products and Licensed Services have been made and no Licensed Products and Licensed Services have been otherwise exploited and no Attributed Income is due to the Licensee during any reporting period, then a statement to this effect must be provided by the Licensee in the immediately subsequent Earned Royalty and Sublicense Fee report.

11. BOOKS AND RECORDS

11.1 Maintenance of Records. The Licensee will keep accurate books and records showing all Licensed Product under development, manufactured, used, offered for Sale, imported, Sold and or otherwise exploited; all Licensed Service Sold or otherwise provided; all Net Sales, all Attributed Income, all Service Income and other amounts payable hereunder; and all sublicenses granted under the terms of this Agreement. Such books and records will be preserved for the time period in which the Licensee is required to keep such books and records according to Israeli law after the date of the payment to which they pertain and will be open to examination by an independent auditor appointed by the FUND at reasonable times and after coordination with Licensee to determine their accuracy and assess the Licensee's compliance with the terms of this Agreement.

11.2 Audit. The FUND shall pay the fees and expenses of such examination and will not make more than one examination each calendar year. If, however, an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered in any examination, then the Licensee shall bear the fees and expenses of such examination and shall remit such underpayment to the FUND within thirty (30) days of the examination results.

12. TERM OF THE AGREEMENT

12.1 Life of Patent Rights. Unless otherwise terminated by operation of law, Paragraph 12.2, or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration or abandonment of the last of the Patent Rights licensed hereunder and any extension granted to the FUND, the Licensee or its designee, whichever is the later. Following the expiration of the Agreement, Licensee shall be granted an exclusive royalty free license to use in any manner the Know How.

12.2 Bankruptcy. This Agreement will automatically terminate without the obligation to provide 60 days' notice as set forth in Article 13 (Termination By The FUND) if the Licensee is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against it and not dismissed within ninety (90) days.

12.3            Survival. Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1	Definitions

Paragraph 5.6	Late Payments

Article 6	Payments on Sublicenses to the extent required under Articles 12.4

Paragraph 7.1	Earned Royalties to the extent required under Article 12.4

Article 11	Books and Records

Article 12	Term of the Agreement

Paragraph 13.2	License Under New Developments

Article 14	Disposition of Licensed Products and Licensed Services Upon Termination or Expiration

Article 16	Use of Names and Trademarks

Article 17	Limited Warranty

Article 18	Limitation of Liability

Paragraphs 19.4 & 19.7	Patent Prosecution and Maintenance

Article 22	Indemnification

Article 23	Notices

Article 27	Governing Laws; Venue; Attorneys Fees

Article 30	Confidentiality

12.4            Accrued Obligations. The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties or other payments owed to the FUND at the time of such termination or expiration and will not impair any accrued right of the FUND, including the right to receive Earned Royalties in accordance with Articles 6 (Payments on Sublicenses), 7 (Earned Royalties) and 14 (Disposition of Licensed Products and Licensed Services Upon Termination or Expiration).

13.              TERMINATION

13.1            Termination. If the Licensee fails to perform or violates any material term of this Agreement, then the FUND may give written notice specifying in reasonable detail the nature of such default ("Notice of Default") to the Licensee. If the Licensee fails to remedy such default within sixty (60) days after the effective date of such notice, then the FUND will have the right to immediately terminate this Agreement and its licenses by providing a written notice of termination ("Notice of Termination") to the Licensee.

13.2            License under New Developments . Where this Agreement is terminated by either party for any reason pursuant to this Agreement, FUND shall have the option to receive from Licensee an exclusive, worldwide, transferable license under any New Developments to the extent such New Development is necessary for the exploitation or use of the Licensed Technology, by providing written notice to Licensee to that effect not later than 30 days from the date of termination, and provided that the following conditions are met:

13.2.1          Any license granted to FUND under the New Development shall be subject to the approval of the entity extending a Grant (including, without limitation, the Incubators Program of the Office of the Chief Scientist, if applicable), which the parties shall cooperate to obtain;

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13.2.2         FUND shall assume all obligations of Licensee in respect of such New Development, including, without limitation, pursuant to Grants or Government Programs and all royalty obligations and other costs or expenses relating thereto; and

13.2.3         Licensors shall be liable to pay Licensee amounts equivalent to royalties and Sublicense Payments that would have been payable by Licensee to FUND, as may be generated by FUND, and the provisions of Paragraphs 5, 6, 7, 10, 11, 16 , 17 and 18 shall apply, mutatis mutandis.

13.2.4         If an agreement for commercialization is not executed between the FUND and a third party within 6 months following the effective date of the license, then the license terminate and be of no further force and effect.

13.2.5         If termination of this Agreement is due to bankruptcy of Licensee, then any receiver appointed by court shall have the right to cancel the license at its sole discretion.

14.              DISPOSITION OF LICENSED PRODUCT AND LICENSED SERVICES UPON TERMINATION OR EXPIRATION

Upon termination (but not expiration) of this Agreement, within a period of one hundred and twenty (120) days after the date of termination, the Licensee is entitled to (i) dispose of all previously made or partially made Licensed Product, and (ii) provide previously contracted-for Licensed Services, provided that the Sale or use of such Licensed Product and the provision of such Licensed Services are subject to the terms of this Agreement, including, but not limited to, the rendering of reports and payment of Earned Royalties, Sublicense Fees and any other payments thereof required under this Agreement. The Licensee will not otherwise make, Sell, offer for Sale or import Licensed Products or Licensed Services, or practice the Licensed Method after the date of termination.

15.             EARNED ROYALTY. If applicable Patent Rights exist at the time of any making, Sale, offer for Sale, or import of a Licensed Product or the time of any Sale, offer for Sale, or rendering of a Licensed Service, then Earned Royalties shall be paid at the times provided herein and royalty reports shall be rendered in connection therewith, notwithstanding the absence of applicable Patent Rights with respect to such Licensed Product or Licensed Service at any later time. Otherwise, no Earned Royalties shall be paid on the Sales of such product or service. Any fees or other payments owed to the FUND at the time of expiration not based on the Sales of a Licensed Product or Licensed Service will be paid to the FUND at the time such fee or other payment would have been due had this Agreement not expired.

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16.              USE OF NAMES AND TRADEMARKS

Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). Without the Licensee's consent case-by-case, the FUND may list Licensee's name as a licensee of technology from the FUND without further identifying the technology. Unless required by law or unless consented to in writing by Executive Director, Office of Technology Transfer of the FUND, the use by the Licensee of the names ""Tel Aviv Sourasky Medical Center" and "The Medical Research, Infrastructure, and Health Services Fund of the Tel Aviv Medical Center" in advertising, publicity or other promotional activities is expressly prohibited, notwithstanding, Licensee may disclose the fact that its technology was originated in Tel Aviv Sourasky Medical Center and licensed to Licensee thereby. Notwithstanding the above, FUND, TASMC and Researchers shall be given due credit in all advertising, publicity or other promotional activities.

17.              LIMITED WARRANTY

17.1            The FUND warrants to the Licensee that it has the lawful right to grant this license, and that it has the power and authority to execute and deliver this Agreement, and to perform its obligations hereunder, and is not aware that the execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions hereof may conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) any other right or obligation provided under any other agreement or obligation that it has with any third party; (ii) the provisions of its charter documents or by-laws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

17.2            The FUND represents that it is not aware of any third party rights, claims or demands in connection with the rights granted hereunder, the Patent Rights and any related patents, and has not received any correspondence or claim from any third party alleging any such infringement.

17.3            The FUND further represents that all employees and consultants who were engaged in development of the Invention and/or Patent Rights are subject to written agreements or other legally binding provisions to the effect that any rights therein have been fully and irrevocably assigned to the FUND.

17.4            Except as expressly set forth in this Agreement, this license and the associated Invention, Patent Rights, Licensed Products, Licensed Services and Licensed Methods are provided by the FUND and TASMC WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE FUND AND TASMC MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, LICENSED PRODUCTS, LICENSED SERVICES OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

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17.5            This Agreement does not:

17.5.1         express or imply a warranty or representation as to the validity, enforceability, or scope of any Patent Rights; or

17.5.2         express or imply a warranty or representation that anything made, used, Sold, offered for Sale or imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

17.5.3         obligate the FUND or TASMC to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 21 (Patent Infringement); or

17.5.4         confer by implication, estoppel or otherwise any license or rights under any patents or other rights of the FUND or TASMC other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or

17.5.5         obligate the FUND or TASMC to furnish any new developments, know-how, technology or information not provided in Patent Rights.

18.              LIMITATION OF LIABILITY

NEITHER THE FUND NOR TASMC WILL BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE FUND HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

19.              PATENT PROSECUTION AND MAINTENANCE

19.1            Prosecution by The FUND. As long as the Licensee has paid Patent Prosecution Costs as provided for in this Article 19 (Patent Prosecution and Maintenance), the Licensee will be responsible and diligently prosecute and maintain the United States and foreign patents comprising the Patent Rights using counsel of its choice, all in accordance with its sole discretion but in compliance with the terms of this Agreement and with an effort to preserve the Patent Rights. Licensee will provide the FUND with copies of all relevant documentation so that the FUND will be informed of the continuing prosecution and compliance with the above.

19.2            Licensee’s Changes. Without derogating from the above, the Licensee shall for Licensee's own account and sole responsibility, be entitled amend any patent application to include claims or any other changes necessary to protect the products and services contemplated to be Sold, or the Licensed Method to be practiced, under this Agreement. The Licensee shall prepare all documents and the FUND agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith.

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19.3            Term Extension. Without derogating from the above, the Licensee shall be entitled to apply for an extension of the term of any patent included within the Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this Law. The Licensee shall prepare all documents for Licensee's own account and sole responsibility, and additionally in a manner which shall not detract from the defense granted by the "invention" and patent rights and the FUND agrees to execute the documents and to take additional action as the Licensee reasonably requests in connection therewith. Licensee shall be liable for all costs relating to such application.

19.4            Patent Prosecution Costs. Following such time that Licensee holds the closing of the Funding, the Licensee will bear the costs of preparing, filing, prosecuting and maintaining all Israeli and foreign patent applications contemplated by this Agreement ("Patent Prosecution Costs"). These Patent Prosecution Costs will include, without limitation, patent prosecution costs for the Invention incurred by the FUND prior to the execution of this Agreement and any patent prosecution costs that may be incurred for patentability opinions, re-examination, re-issue, interferences, oppositions or inventorship determinations. If Licensee does not agree to pay any such Patent Prosecution Costs or otherwise chooses to abandon any Patent Rights, Licensee shall give written notice of such to the FUND within thirty (30) days of such conference, and the FUND shall have the right to terminate this Agreement in connection with the respective Patent Rights to which payment was not made or which Licensee wishes to abandon.

19.5            Pre-Funding Patent Prosecution Costs. Subject to and at such time that Licensee holds the closing of the Funding, Licensee shall reimburse the FUND for all past patent prosecution costs in the aggregate amount of approximately NIS211,837 and any further Patent Prosecution Costs incurred from the Effective Date and until such time (“Pre-Funding Prosecution Costs”). Until the closing of the Funding time, the FUND will be responsible and diligently prosecute and maintain the United States and foreign patents (including in India, Japan and China and as shall be further agreed between the parties) comprising the Patent Rights using counsel of its choice, all in accordance with its sole discretion but in compliance with the terms of this Agreement and with an effort to preserve the Patent Rights. The FUND will cooperate and coordinate any filing in advance with Licensee and will also coordinate the general patent strategy pertaining to the Patent Rights. The costs to the FUND hereunder shall not exceed US$20,000 and the Parties shall coordinate any cost and expense in excess. Reimbursement shall be made upon and subject to the closing of the Funding, and all such Patent Prosecution Costs shall be deemed part of the Pre-Funding Prosecution Costs.

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19.6            Foreign Patent Rights. Following the closing of the Funding, the Licensee may request that the FUND obtain patent protection on the Invention in additional foreign countries, if available and if it so desires. The Licensee will notify the FUND of its decision to obtain or maintain foreign patents not less than ninety (90) days prior to the deadline for any payment, filing or action to be taken in connection therewith. This notice concerning foreign filing must be in writing, must identify the countries desired and must reaffirm the Licensee's obligation to pay the Patent Prosecution Costs thereof. The absence of such a notice from the Licensee to the FUND will be considered an election not to obtain or maintain foreign Patent Rights.

19.7            Post Termination Patent Costs. With the exception of the Pre-Funding Prosecution Costs, the Licensee will be obligated to pay any Patent Prosecution Costs incurred during the two (2)-month period after receipt by either party of a Notice of Termination, even if the invoices for such Patent Prosecution Costs are received by the Licensee after the end of the two (2)-month period following receipt of a Notice of Termination. Notwithstanding the above, Licensee will be responsible for payment of any Patent Prosecution Costs incurred for completion of services requested and/or approved by Licensee prior to the effective date of the Notice of Termination, even if such costs were incurred after the two (2) month period referenced above. The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any given patent application or patent under Patent Rights in any or all designated countries upon three (3)-months' written notice to the FUND. The FUND may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense, provided, however, that the Licensee will have no further right or licenses thereunder. Non-payment of Patent Prosecution Costs may be deemed by the FUND as an election by the Licensee not to maintain such application(s) or patent(s).

19.8            Licensee’s Election. If Licensee elects not to file (and has no future intention to file), prosecute or maintain patent application in any specific foreign jurisdiction, the FUND may file, prosecute or maintain patent applications or patents at its own expense in any country in which the Licensee has not elected to file, prosecute or maintain patent applications or patents in accordance with this Article 19 (Patent Prosecution and Maintenance) and those applications, resultant patents and patents will not be subject to this Agreement.

20.              PATENT MARKING

The Licensee will mark all Licensed Products made, used or Sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

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21.              PATENT INFRINGEMENT

21.1            Infringement Notice. In the event that the FUND (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the "Infringement Notice"). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The FUND nor the Licensee will notify a possible infringer of infringement or put such infringer on notice of the existence of any Patent Rights without first obtaining consent of the other. Both the FUND and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

21.2            Action by Licensee. If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect, then the Licensee may institute suit for patent infringement against the infringer. The FUND may voluntarily join such suit at its own expense, but may not otherwise commence suit against the infringer for the acts of infringement that are the subject of the Licensee's suit or any judgment rendered in that suit. The Licensee may not join the FUND as a party in a suit initiated by the Licensee without the FUND's prior written consent unless it is required since Licensee lacks standing (in which case the Licensee will pay any costs incurred by the FUND arising out of such suit). If, in a suit initiated by the Licensee, The FUND is involuntarily joined other than by the Licensee, then the Licensee will pay any costs incurred by the FUND arising out of such suit, including but not limited to, any legal fees of counsel that the FUND selects and retains to represent it in the suit. Notwithstanding, the FUND shall be represented by the same counsel as Licensee, unless the FUND has a basis to believe that a conflict of interests exist and requires the FUND to have separate representation.

21.3            Action by the FUND. If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, then the FUND may institute suit for patent infringement against the infringer. If the FUND institutes such suit, then the Licensee may not join such suit without the FUND's consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the FUND's suit or any judgment rendered in that suit.

21.4            Recovery. Any recovery or settlement received in connection with any suit will first be shared by the FUND and the Licensee equally to cover any litigation costs each incurred and next shall be paid to the FUND or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between Licensee and the FUND to provide the FUND with [***]% of the recovery. In any suit initiated by the Fund, the FUND shall provide Licensee with [***]% of the recovery. In the event that a suit is initiated by the Licensee prior to the first anniversary of the Effective Date, then the FUND shall be entitled to [***]% of the recovery.

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21.5            Sublicense. Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

21.6            Cooperation. Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

21.7            Controlling Litigation. Any litigation proceedings will be controlled by the party bringing the suit, except that the FUND may be represented by counsel of its choice in any suit brought by the Licensee if a conflict of interests exists.

22.             INDEMNIFICATION

22.1            By Licensee. The Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend the FUND and TASMC, the sponsors of the research that led to the Invention and the inventors of any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products, Licensed Services and Licensed Methods contemplated thereunder) and their employers, and the officers, employees and agents of any of the foregoing, against any and all claims, suits, losses, damage, costs, fees and expenses ("Claim") resulting from, or arising out of, the exercise of this license or any sublicense, provided however that the basis of such Claim is not: (a) the willful misconduct or omission of any of the indemnified parties; and/or (b) a claim that the Patent Rights infringe third party rights. This indemnification will include, but not be limited to, any product liability.

22.2            Later Insurance. Notwithstanding the above, no later than the earlier of: i) sixty (60) days before the anticipated date of market introduction of any Licensed Product or Licensed Service; or ii) sixty (60) days before the first use of any Licensed Product or Licensed Service in a human under this Agreement, the Licensee, at its sole cost and expense, shall insure its activities in connection with any work performed under this Agreement and obtain, keep in force and maintain the insurance which is reasonable and customary for such activities.

General.            If the insurance obtained is written on a claims-made form, it shall continue for three (3) years following termination or expiration of this Agreement. The insurance shall have a date of placement coinciding with a date no later than the earlier of: sixty (60) days before the anticipated date of market introduction of any Licensed Product or Licensed Service or sixty (60) days before the first use of any Licensed Product or Licensed Service in a human.

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The insurance shall be further in compliance with the following:

-	Provide for thirty (30) days' (ten (10) days for non-payment of premium) advance written notice to The FUND of any cancellation of insurance coverage; the Licensee will promptly notify The FUND of any material modification of the insurance coverage;

-	Indicate that the FUND and TASMC have been endorsed as an additional insured;

-	the insurance policy shall include a cross-liability provision and no right of subrogation, and

-	Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by the FUND and/or TASMC.

22.3            Notice of Indemnification. The insurance coverage will not in any way limit the liability of the Licensee under its indemnification obligation, however shall serve as first recourse.

22.4            The FUND will promptly notify the Licensee in writing of any claim or suit brought against the FUND for which the FUND intends to invoke the provisions of this Article 22 (Indemnification) and if no such timely notice is provided and Licensee's ability to defend such claim or suit is adversely affected, then Licensee shall be released of its undertaking to indemnify the FUND hereunder. The Licensee will keep the FUND informed of its defense of any claims pursuant to this Article 22 (Indemnification). The Licensee shall, upon its acknowledgment in writing of its obligation to indemnify the FUND, be entitled to and shall assume the defense or represent the interests of the FUND in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the FUND and to propose, accept or reject offers of settlement, all at its sole cost; provided, however, that no such settlement shall be made without the written consent of the FUND, such consent not to be unreasonably withheld. Nothing herein shall prevent the FUND from retaining its own counsel and participating in its own defense at its own cost and expense. If the FUND, in its sole discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The FUND in accordance with this Paragraph 22.4, then the FUND may retain counsel of its choice to represent it and the Licensee will pay all reasonable expenses for such representation.

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23.              NOTICES

23.1            Any notice or payment required to be given to either party under this Agreement will be in writing and will be deemed to have been properly given and to be effective as of the date specified below if delivered to the respective address given below or to another address as designated by written notice given to the other party:

23.1.1         on the next business day following delivery if delivered in person, by fax or by e-mail;

23.1.2         on the 7th business day following mailing if mailed by first-class certified mail, postage paid; or

23.1.3         on the 7th business day following mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment.

In the case of Licensee:	ChemomAb Ltd.
Address: 5 Azrieli Center
Tel Aviv
c/o Horn &Co., Law Offices
Attention: Yuval Horn, Adv.
Fax: [***]

In the case of the FUND:	The Medical Research Infrastructure and Health Services Fund near the Tel Aviv Souraski Medical Center
Address: 6 Weitzman Street Tel Aviv, Israel
Attention: Dr. Michal Roll
Fax: [***]

24.              ASSIGNABILITY

This Agreement is personal to the Licensee. The Licensee may not assign or transfer this Agreement without the FUND's prior written consent except, however, that the Licensee may assign this Agreement to any entity which acquires the Licensee by merger or purchase of substantially all of the assets of the Licensee, provided that such assignee or transferee promptly agrees to be bound by the terms and conditions of this Agreement and Licensee and such assignee or transferee signs the FUND's standard substitution of party letter (the form of which is attached hereto as Appendix A). Any attempted assignment by the Licensee in violation of this Article 24 (Assignment) will be null and void. This Agreement is binding upon and will inure to the benefit of the FUND, its successors and assigns.

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25.              WAIVER

No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default. No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

26.              FORCE MAJEURE

26.1            General. Except for the Licensee's obligation to make any payments to the FUND hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

26.2            Limit. Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its obligations under this Agreement due to any of the causes specified in Paragraph 26.1 for a period of one (1) year.

27.              GOVERNING LAWS; VENUE; ATTORNEYS’ FEES

27.1            Israeli Laws. This Agreement will be interpreted and construed in accordance with the laws of the State of Israel, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

27.2            Venue. Any legal action brought by the parties hereto relating to this Agreement will be conducted in Tel Aviv, Israel.

27.3            Attorney’s Fees. The prevailing party in any suit related to this Agreement will be entitled to recover its reasonable attorneys' fees in addition to its costs and necessary disbursements.

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28.              GOVERNMENT APPROVAL OR REGISTRATION

If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify the FUND if it becomes aware that this Agreement is subject to a Israeli or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

29.              COMPLIANCE WITH LAWS

The Licensee shall comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale or import of the Licensed Products, Licensed Services or practice of the Licensed Method. The Licensee will observe all applicable Israeli and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries.

30.              CONFIDENTIALITY

30.1            Proprietary Information. The Licensee and the FUND will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information and other proprietary information, including the negotiated terms of this Agreement and any progress reports and royalty reports and any sublicense agreement issued pursuant to this Agreement ("Proprietary Information") in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature from the date of disclosure until five (5) years after the termination or expiration of this Agreement.

30.2            Confidentiality. The Licensee and the FUND may use and disclose, to the extent necessary under this Agreement, the Proprietary Information of the other party to their employees, agents, consultants, contractors and, in the case of the Licensee, its Sublicensees, and in the case of the FUND, to TASMC, provided that such parties are bound by a like duty of confidentiality as that found in this Article 30 (Confidentiality). Notwithstanding anything to the contrary contained in this Agreement, the FUND and TASMC may release this Agreement or any sublicense, including any terms thereof, and information regarding royalty payments or other income received in connection with this Agreement to the inventors, senior administrative officials and in the case of the FUND, to individual Regents upon their request. If such release is made, the FUND and TASMC will request that such terms be kept in confidence in accordance with the provisions of this Article 30 (Confidentiality). In addition, notwithstanding anything to the contrary in this Agreement, if a third party inquires whether a license to Patent Rights is available, then the FUND may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) and related definitions to such third party, but will not disclose the name of the Licensee unless Licensee has already made such disclosure publicly. In addition, Licensee may disclose, on a confidential basis, the terms of this Agreement to potential investors, acquirers or sublicensees in the process of due diligence reviews of the Licensee’s contracted obligations, assets and undertakings.

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30.3            Exceptions. Nothing contained herein will restrict or impair, in any way, the right of the Licensee, the FUND or TASMC to use or disclose any Proprietary Information:

30.3.1         that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

30.3.2         that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

30.3.3         that recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party; and

30.3.4         that the recipient is required to disclose pursuant to an applicable law.

The Licensee or the FUND also may disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, provided that the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure.

30.4            Return or Destroy. Upon termination of this Agreement, the Licensee and the FUND will destroy or return any of the disclosing party’s Proprietary Information in its possession within fifteen (15) days following the termination of this Agreement. The Licensee and the FUND will provide each other, within thirty (30) days following termination, with written notice that such Proprietary Information has been returned or destroyed. Each party and TASMC may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

31.              MISCELLANEOUS

31.1            Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

31.2            Signing. This Agreement is not binding on the parties until it has been signed below on behalf of each party. It is then effective as of the Effective Date.

31.3            Amendment. No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party.

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31.4            Entirety. This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

31.5            Attachments. This Agreement includes the attached Appendix A.

31.6            Invalidity. In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as if such invalid, illegal or unenforceable provisions had never been contained in it.

31.7            No Third Party Beneficiary. No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than the FUND and the Licensee any rights, remedies or other benefits under, or by reason of, this Agreement.

31.8            Independent Contractor. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party's behalf without the other party's prior written consent.

IN WITNESS WHEREOF, both the FUND and the Licensee have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written.

Medical Research, Infrastructure, Health Services Fund of the Tel-Aviv Souraski Medical Center

By:	/s/ YARIV HELLMAN
	Name:	YARIV HELLMAN
	Title:	CFO

By:	/s/ DR MICHAL ROLL
	Name:	DR MICHAL ROLL
	Title:	R&D Director

Chemomab Ltd.

By:	/s/ Adi Mor
	Name:	Adi Mor
	Title:	CSO

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EXCLUSIVE LICENSE AGREEMENT

between

THE MEDICAL RESEARCH, INFRASTRUCTURE, HEALTH SERVICES FUND OF THE TEL-AVIV SOURASKI TASMC

and

CHEMOMAB LTD.

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APPENDIX A

APPENDIX B

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